Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

Twitter: @WMKSpokesman

WEIS MARKETS ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Net Income is up 219.3 percent

Sunbury, PA (November 2, 2018) – Weis Markets. Inc (NYSE:WMK) today reported its third quarter sales increased 1.7 percent to $869.1 million compared to the same period in 2017, while third quarter comparable store sales increased 0.7 percent. During the thirteen-week period ended September 29, 2018, the Company’s net income increased 219.3 percent to $14.2 million compared to $4.4 million in 2017 while third quarter earnings per share increased $0.37 to $0.53 per share.

In the third quarter, the Company’s income before income taxes increased 172 percent to $18.6 million. The Company attributed this increase to improved efficiencies in the stores it acquired in 2016, price optimization improvements and improved store-level inventory management. In addition, disciplined fresh department sell-through compared to the same period last year yielded improved results.

Year to Date (YTD) Results

For the 39-week period ended September 29, 2018, the Company’s sales increased 1.3 percent to $2.6 billion compared to the same period a year ago while YTD comparable store sales increased 0.7 percent. YTD net income increased 42.4 percent to $49.5 million while income before income taxes increased 19.7 percent to $67.1 million. YTD earnings per share increased $0.55 to $1.84 per share.

The Company’s YTD results benefited from a 36.0 percent increase in its online sales. In 2018, it significantly expanded its online ordering program with curbside pickup known as Weis 2 Go Online. This service is currently offered at 87 store locations. In September, the company began partnering with Shipt which offers online ordering with home delivery. This service is available at 172 stores.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 204 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter — 2018
(Unaudited)

	13 Weeks Ended		Increase
	September 29, 2018	September 30, 2017	(Decrease)
Net sales	$869,076,000	$854,261,000	1.7%

Income before income taxes	$18,638,000	$6,851,000	172.0%
Provision for income taxes	4,431,000	2,402,000	84.5%
Net income	$14,207,000	$4,449,000	219.3%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.53	$0.16	$0.37

	39 Weeks Ended		Increase
	September 29, 2018	September 30, 2017	(Decrease)
Net sales	$2,616,282,000	$2,583,059,000	1.3%

Income before provision for income taxes	$67,086,000	$56,055,000	19.7%
Provision for income taxes	17,594,000	21,295,000	(17.4)%
Net income	$49,492,000	$34,760,000	42.4%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.84	$1.29	$0.55